AMENDMENT TO SUBADVISORY AGREEMENT
MFC Global Investment Management (U.S.A.) Limited
     AMENDMENT made as of this 30th day of April 2004 to the Subadvisory Agreement dated May 1, 2003 (the “Agreement”), between Manufacturer’s Securities Services, LLC, a Delaware limited partnership (the “Adviser”), and MFC Global Investment Management (U.S.A.) Limited, a Canadian corporation (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN APPENDIX A
     Appendix A of the Agreement, “Compensation of Subadviser,” is hereby amended:
a.	to add the following portfolio (a “Portfolio”):

QUANTITATIVE VALUE TRUST
2. EFECTIVE DATE
     This Amendment shall become effective with respect to each portfolio on the later to occur of: (i) approval of the Amendment by the Board of Trustees of Manufacturers Investment Trust and (ii) execution of the Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.
Manufacturers Securities Services, LLC

By: The Manufacturers Life Insurance Company (U.S.A.), its managing member

By:	/s/James D. Gallagher James D. Gallagher, Executive Vice President,
Secretary and General Counsel
MFC Global Investment Management (U.S.A.) Limited

by:	/s/Roy Firth Roy Firth
SVP, Individual Wealth Mgmt

by:	/s/Gordon R. Pansegrau Gordon R. Pansegrau
General Counsel

APPENDIX A
     The Subadviser shall serve as investment subadviser for the following portfolios of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Portfolio at an annual rate as follows (the “Subadviser Percentage Fee”):
1. Pacific Rim Emerging Markets Portfolio: of the first $50,000,000, . between $50,000,000 and $200,000,000, between $200,000,000 and $500,000,000 and on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.
2. Quantitative Equity Portfolio: of the first $50,000,000, . between $50,000,000 and $200,000,000, . between $200,000,000 and $500,000,000 and between $500,000,000 and $1 billion and on the excess over $1 billion of the average daily value of the net assets of the Portfolio.
3. Equity Index Portfolio: .of the first $50,000,000, between $50,000,000 and $200,000,000, .between $200,000,000 and $500,000,000 and on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.
4. Money Market Portfolio: of the first $50,000,000, between $50,000,000 and $200,000,000, between $200,000,000 and $500,000,000 and on the excess over $500,000,000 of the current value of the net assets of the Portfolio;
5. International Index Trust: of the first $250,000,000, between $250,000,000 and $500,000,000, on the excess over $500,000,000 of the current value of the net assets of the Portfolio.
6. Small Cap Index Trust: of the first $250,000,000, between $250,000,000 and $500,000,000, on the excess over $500,000,000 of the current value of the net assets of the Portfolio.
7. Mid Cap Index Trust: of the first $250,000,000, between $250,000,000 and $500,000,000, on the excess over $500,000,000 of the current value of the net assets of the Portfolio.
8. Total Stock Market Index Trust: of the first $250,000,000, between $250,000,000 and $500,000,000, on the excess over $500,000,000 of the current value of the net assets of the Portfolio.
9. 500 Index Trust: of the first $250,000,000, between $250,000,000 and $500,000,000, on the excess over $500,000,000 of the current value of the net assets of the Portfolio.
15. Balanced Portfolio: of the first $50,000,000, between $50,000,000 and $200,000,000, between $200,000,000 and $500,000,000 and . on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.
16. Quantitative Mid Cap Portfolio: of the first $50,000,000, between $50,000,000 and $200,000,000, between $200,000,000 and $500,000,000 and on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.

17. and 18.

Between
		Between	$200 million	Between
	First	$50 million and	and $500	$500 million	Excess Over
Portfolio	$50 million	$200 million	million	and $1 billion	$1 billion
Emerging Growth Trust
Quantitative All Cap Trust
     19.

Portfolios	First $100 Million	Excess of $100 Million
Lifestyle Aggressive 1000 Trust
Lifestyle Growth 820 Trust
Lifestyle Balanced 640 Trust
Lifestyle Moderate 460 Trust
Lifestyle Conservative 280 Trust
20. Quantitative Value Portfolio: of the first $50,000,000, between $50,000,000 and $200,000,000, between $200,000,000 and $500,000,000 and on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.
     The Subadviser Percentage Fee for each Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Portfolio as determined in accordance with the Trust’s prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.
     If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.